Exhibit 10.6

NOTICE OF GRANT OF NON-QUALIFIED STOCK OPTION AWARD

WPCS INTERNATIONAL INCORPORATED
2014 EQUITY INCENTIVE PLAN

FOR GOOD AND VALUABLE CONSIDERATION, WPCS International Incorporated (the “Corporation”) hereby grants, pursuant to the provisions of the WPCS International Incorporated 2014 Equity Incentive Plan (the “Plan”), to the Participant designated in this Notice of Grant of Non-Qualified Stock Option Award (“Notice of Grant”), a stock option (the “Option”) to purchase the number of shares of Common Stock set forth in this Notice of Grant (the “Shares”), subject to certain provisions as outlined below in this Notice of Grant and the additional provisions set forth in the attached Terms and Conditions of Stock Option Award (“Terms and Conditions,” and together with this Notice of Grant, “Option Agreement”).

Participant: ________________________	Type of Option: Non-Qualified Stock Option
Exercise Price per Share: $____________	Grant Date: ______________________________
Total Number of Shares Granted: ____________________	Expiration Date: ____________________________
Vesting Schedule:

Exercise after Separation from Service:

Separation from Service for any reason other than death, Disability, or Cause: any non-vested portion of the Option expires immediately and any vested portion of the Option remains exercisable for three (3) months following such Separation from Service;

Separation from Service due to death or Disability: any non-vested portion of the Option expires immediately and any vested portion of the Option remains exercisable for twelve (12) months following such Separation from Service; and

Separation from Service for Cause: the entire Option, including any vested and non-vested portion, expires immediately upon such Separation from Service.

“Separation from Service” means termination of the Participant’s service with the Company and each Subsidiary.

“Disability” means the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months.

In no event may THE Option be exercised after the Expiration Date as provided above.

By signing below, the Participant agrees that the Option is granted under and governed by the provisions of the Plan and this Option Agreement.

Participant	WPCS INTERNATIONAL INCORPORATED

Sign Name:	Sign Name:

Print Name:	Print Name:

Date:	Title:

Date:

TERMS AND CONDITIONS OF STOCK OPTION AWARD

1. Grant of Option. The Option granted to the Participant and described in the Notice of Grant is subject to the provisions of the Plan, which is incorporated by reference in its entirety into these Terms and Conditions and into this Option Agreement more generally.

The Board has authorized and approved the Plan, which has been approved by the stockholders of the Corporation. The Administrator has approved the award to the Participant of the Option, conditioned on the Participant’s acceptance of the provisions set forth in this Option Agreement within sixty (60) days after this Option Agreement is presented to the Participant for review. For purposes of this Option Agreement, any reference to the Corporation shall include a reference to any Subsidiary.

The Corporation intends that the Option not be considered to provide for the deferral of compensation under Code Section 409A and that this Option Agreement shall be so administered and construed. The Corporation may modify the Plan and this Option Agreement to the extent necessary to fulfill this intent.

2. Exercise of Option.

(a) Right to Exercise. The Option shall be exercisable, in whole or in part, during its term in accordance with the Vesting Schedule set forth in the Notice of Grant and with the applicable provisions of the Plan and this Option Agreement. No Shares shall be issued pursuant to the exercise of the Option unless the issuance and exercise comply with applicable laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Participant on the date on which the Option is exercised with respect to such Shares. Until such time as the Option has been duly exercised and Shares have been delivered, the Participant shall not be entitled to exercise any voting rights with respect to such Shares and shall not be entitled to receive dividends or other distributions with respect thereto. The Administrator may, in its discretion and pursuant to, and in accordance with, its administrative authority under the Plan, (i) accelerate vesting of the Option or (ii) extend the applicable exercise period of the Option.

(b) Method of Exercise. The Participant may exercise the Option by delivering an exercise notice in a form approved by the Corporation (the “Exercise Notice”), which shall state the election to exercise the Option, the number of Shares with respect to which the Option is being exercised, and such other representations and agreements as may be required by the Corporation. The Exercise Notice shall be accompanied by payment of the aggregate exercise price as to all Shares exercised. The Option shall be deemed to be exercised upon receipt by the Corporation of such fully executed Exercise Notice accompanied by the aggregate exercise price.

(c) Acceleration of Vesting Under Certain Circumstances. The vesting and exercisability of the Option shall not be accelerated under any circumstances, except as otherwise provided in the Plan.

3. Method of Payment. If the Participant elects to exercise the Option by submitting an Exercise Notice in accordance with Section 2(b) of this Option Agreement, the aggregate exercise price (as well as any applicable withholding or other taxes) may be paid by means of any lawful consideration as determined by the Administrator and subject to compliance with applicable laws, in accordance with Section 5.5 of the Plan, including one or a combination of the following methods:

(a) cash, check payable to the order of the Corporation, or electronic funds transfer;

(b) notice and third party payment in such manner as may be authorized by the Administrator;

(c) the delivery of previously owned shares of Common Stock that are fully vested and unencumbered;

(d) by a reduction in the number of Shares otherwise deliverable pursuant to the Option; or

(e) subject to such procedures as the Administrator may adopt, pursuant to a “cashless exercise” with a third party who provides financing for the purposes of (or who otherwise facilitates) the purchase or exercise of awards under the Plan.

4. Restrictions on Exercise. The Option may not be exercised until such time as the Plan has been approved by the stockholders of the Corporation, or if the issuance of the Shares upon exercise or the method of payment of consideration for those shares would constitute a violation of any applicable law, regulation, or Corporation policy.

5. Non-Transferability of Option. Except as specifically permitted under Section 5.7.3 of the Plan: (a) the Option is not transferable and shall not be subject in any manner to sale, transfer, anticipation, alienation, assignment, pledge, encumbrance, or charge; (b) the Option shall be exercised only by the Participant; and (c) amounts payable or Shares issuable pursuant to the Option shall be delivered only to (or for the account of) the Participant. No permitted transfer or assignment shall be effective until the Corporation has acknowledged such transfer or assignment in writing. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors, and assigns of the Participant.

6. Term of Option. The Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

7. Withholding.

(a) The Administrator shall determine the amount of any withholding or other tax required by law to be withheld or paid by the Corporation with respect to any income recognized by the Participant with respect to the Option Award.

(b) The Participant shall be required to meet any applicable tax withholding obligation in accordance with the provisions of Section 8.5 of the Plan.

(c) Subject to any rules prescribed by the Administrator, the Participant shall have the right to elect to meet any withholding requirement (i) by having withheld at the appropriate time that number of whole shares of Common Stock whose Fair Market Value is equal to the amount of any taxes required to be withheld with respect to the Option, (ii) by direct payment to the Corporation in cash of the amount of any taxes required to be withheld with respect to the Option or (iii) by a combination of shares and cash.

8. Defined Terms. Capitalized terms used but not defined in this Option Agreement shall have the meanings set forth in the Plan.

9. Participant Representations. The Participant hereby represents to the Corporation that the Participant has read and fully understands the provisions of the Notice of Grant, these Terms and Conditions, and the Plan and the Participant’s decision to participate in the Plan is completely voluntary. Further, the Participant acknowledges that the Participant is relying solely on his or her own advisors with respect to the tax consequences of the Option.

10. Regulatory Limitations on Exercises. Notwithstanding the other provisions of this Option Agreement, the Administrator shall have the sole discretion to impose such conditions, restrictions, and limitations (including suspending the exercise of the Option and the tolling of any applicable exercise period during such suspension) on the issuance of Common Stock with respect to the Option unless and until the Administrator determines that such issuance complies with (a) any applicable registration requirements under the Securities Act or the Administrator has determined that an exemption therefrom is available, (b) any applicable listing requirement of any stock exchange on which the Common Stock is listed, (c) any applicable Corporation policy or administrative rules, and (d) any other applicable provision of state, federal, or foreign law, including foreign securities laws where applicable.

11. Miscellaneous.

(a) Notices. Any notice that either party hereto may be required or permitted to give to the other shall be in writing and may be delivered personally, by intraoffice mail, by fax, by electronic mail, or other electronic means, or via a postal service, postage prepaid, to such electronic mail or postal address and directed to such person as the Corporation may notify the Participant from time to time; and to the Participant at the Participant’s electronic mail or postal address as shown on the records of the Corporation from time to time, or at such other electronic mail or postal address as the Participant, by notice to the Corporation, may designate in writing from time to time.

(b) Waiver. The waiver by any party hereto of a breach of any provision of this Option Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

(c) Entire Agreement. This Option Agreement (including these Terms and Conditions and the Notice of Grant) and the Plan constitute the entire agreement between the parties hereto with respect to the subject matter hereof. Any prior agreements, commitments, or negotiations concerning the Option are superseded.

(d) Binding Effect; Successors. This Option Agreement shall inure to the benefit of and be binding upon the parties hereto and to the extent not prohibited herein, their respective heirs, successors, assigns, and representatives. Nothing in this Option Agreement, express or implied, is intended to confer on any person other than the parties hereto and as provided above, their respective heirs, successors, assigns, and representatives, any rights, remedies, obligations, or liabilities.

(e) Governing Law. This Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law, and applicable Federal law.

(f) Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the provisions of this Option Agreement.

(g) Conflicts; Amendment. The provisions of the Plan are incorporated in this Option Agreement in their entirety. In the event of any conflict between the provisions of this Option Agreement and the Plan, the provisions of the Plan shall control. This Option Agreement may be amended at any time by the Administrator pursuant to, and subject to, the provisions of the Plan.

(h) No Right to Continued Employment. Nothing in this Option Agreement shall confer upon the Participant any right to continue in the employ or service of the Corporation or any Subsidiary or affect the right of the Corporation or any Subsidiary to terminate the Participant’s employment or service at any time.

(i) Further Assurances. The Participant agrees, upon demand of the Corporation or the Administrator, to do all acts and execute, deliver, and perform all additional documents, instruments, and agreements that may be reasonably required by the Corporation or the Administrator, as the case may be, to implement the provisions and purposes of this Option Agreement and the Plan.

(j) Confidentiality. The Participant agrees that the provisions of this Option Agreement are strictly confidential and, with the exception of Participant’s counsel, tax advisor, immediate family, or as required by applicable law, have not and shall not be disclosed, discussed, or revealed to any other persons, entities, or organizations, whether within or outside the Corporation, without prior written approval of the Corporation. The Participant further agrees to take all reasonable steps necessary to ensure that confidentiality is maintained by any of the individuals or entities referenced above to whom disclosure is authorized.